EXHIBIT 99.1

AUTOBYTEL FILES FOR EXTENSION WITH NASDAQ;

ANNOUNCES PRELIMINARY, PARTIAL UNAUDITED

FINANCIAL INFORMATION RELATED TO RESTATEMENTS

Irvine, CA, May 11, 2005 – Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, today announced that it has filed with Nasdaq a request to extend the deadline to come into substantial compliance with Nasdaq Marketplace Rule 4310(c)(14) to May 23, 2005, and to extend the deadline to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14) to May 27, 2005.

Nasdaq Marketplace Rule 4310(c)(14) requires the Company to make, on a timely basis, all filings with the Securities and Exchange Commission required by the Securities Exchange Act of 1934, as amended. The Company has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, or its restated financial statements for the full 2002 fiscal year, the second and third fiscal quarters of 2003, the full 2003 fiscal year, and the first and second fiscal quarters of 2004 (the “Required Filings”).

As previously disclosed, on April 7, 2005, the Company received notice from Nasdaq that it had granted the Company’s request to extend the deadline to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14) to May 15, 2005.

The Company will be unable to file the Required Filings by the May 15, 2005 deadline. Although Nasdaq previously indicated that the Company’s shares would remain listed on the Nasdaq National Market through May 15, 2005, as a result of this new request for extension the Company’s shares may be delisted at any time. The Company cannot provide any assurance that it will be able to obtain any extension from Nasdaq, or that it will be able to meet any other deadline established by Nasdaq to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14). If the Company does obtain an extension to the deadline to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14), but does not make the Required Filings by such deadline, its shares will immediately be delisted from the Nasdaq National Market.

If the Company’s shares of common stock are delisted from The Nasdaq National Market, they will continue to trade in the over-the-counter market. The Company intends to appeal any decision to delist its shares from The Nasdaq National Market, but cannot provide any assurance that its appeal will be successful. Any such appeal will not stay the decision to delist the Company’s shares.

As previously announced, the Company will restate its financial statements for the full 2002 fiscal year, the second, and third fiscal quarters of 2003, the full 2003 fiscal year, and the first and second fiscal quarters of 2004. The Company currently believes that the aggregate impact of the expected restated items on its balance sheet is a reduction of $1.6 million in stockholders’ equity at June 30, 2004, and the net impact on its statements of operations during the period from January 1, 2002 through June 30, 2004 is a reduction in net income of $2.7 million, of which $1.6 million impacted the first six months of 2004. This change in net impact from that previously reported is primarily the result of inappropriate revenue recognition in fiscal years 2002 and 2003 and the first and second fiscal quarters of 2004, and inappropriate derecognition of an accrual in 2003, which should have been derecognized prior to 2002. This information, however, has not been audited and is subject to change and until such time as the Company is able to file with the Securities and Exchange Commission its financial statements for these periods, its existing financial statements should not be relied upon.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, AICAutoSite.com, Autoahorros.com, and CarTV.com. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel was the most visited new car buying and research destination in 2003, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management products are used by more of the nation’s top-100 e-dealers than any other program.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Autobytel Inc.

Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023 (melaniew@autobytel.com)